UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2014

RenaissanceRe Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 12 Crow Lane, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 295-4513
Not Applicable
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

RenaissanceRe Holdings Ltd. (“RenaissanceRe”) and its affiliates, Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, RenaissanceRe Specialty Risks Ltd. (formerly Glencoe Insurance Ltd.) and DaVinci Reinsurance Ltd. (such affiliates, collectively, the “Account Parties”), entered into a Fourth Amended and Restated Reimbursement Agreement, dated as of May 17, 2012 (as amended, the “Reimbursement Agreement”), with various banks and financial institutions parties thereto (collectively, the “Banks”), Wells Fargo Bank, National Association, as issuing bank, collateral agent and administrative agent for the Banks, and certain other agents. After giving effect to reductions in commitments in March 2013 and March 2014, the Reimbursement Agreement previously provided for commitments from the Banks in an aggregate amount of $180 million. The commitments under the Reimbursement Agreement expire on May 17, 2015.

Effective as of June 30, 2014, RenaissanceRe further reduced the commitments under the Reimbursement Agreement from $180 million to $100 million. The reduction was implemented in connection with a reassessment by RenaissanceRe of the future collateral needs of the Account Parties, taking into account, among other things, its and their access to alternative sources of credit enhancement. Prior to the expiration date set forth above and after giving effect to the $80 million reduction, the commitments of the Banks under the Reimbursement Agreement may, from time to time and subject to the satisfaction of certain conditions, be increased by up to $350 million, such that the total commitments may be increased up to an aggregate amount not to exceed $450 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date:	By:	/s/ Stephen H. Weinstein
July 1, 2014		Stephen H. Weinstein
Senior Vice President, General Counsel & Corporate Secretary

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